Exhibit 5.1

[Letterhead of Provident Financial Services, Inc.]

May 16, 2024

Provident Financial Services, Inc.

239 Washington Street

Jersey City, NJ 07302

Ladies and Gentlemen:

I am an Executive Vice President and the General Counsel and Corporate Secretary of Provident Financial Services, Inc., a Delaware corporation (the “Company”). In connection with the registration under the Securities Act of 1933 (the “Act”) of 310,000 shares (the “Securities”) of common stock, par value $0.01 per share, of the Company, issuable upon exercise and settlement, as applicable, of equity awards previously granted under the Lakeland Bancorp, Inc. 2018 Omnibus Equity Incentive Plan (the “Legacy Lakeland Plan”), which were converted into equity awards of the Company in accordance with the terms of that certain Agreement and Plan of Merger, dated as of September 26, 2022, by and among the Company, NL 239 Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Company, and Lakeland Bancorp, Inc., a New Jersey corporation, as amended by Amendment No. 1 thereto, dated as of December 20, 2023, and Amendment No. 2 thereto, dated as of March 29, 2024, I (or counsel acting under my supervision) have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is my opinion that, when Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment”) to Registration Statement No. 333-268496 on Form S-4 relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of sale of the Securities have been duly established in conformity with the Company’s certificate of incorporation and the Legacy Lakeland Plan so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold as contemplated by the Post-Effective Amendment to the Registration Statement and the Legacy Lakeland Plan, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

This letter is furnished by me, solely in my capacity as General Counsel of the Company. I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Post-Effective Amendment to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Bennett MacDougall Bennett MacDougall Executive Vice President General Counsel & Corporate Secretary